Exhibit 10.18

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 22, 2016 (the “Effective Date”), between AdTheorent, Inc., a Delaware corporation (the “Company”), and James Lawson (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”).

2.     Position and Duties.

(a)          During the Employment Period, Executive shall serve as the Managing Partner and Chief Legal Officer of the Company, reporting to the Board of Directors of the Company, and subject to the power of the Board of Directors of the Company (the “Board) or officers of the Company assigned by the Board to expand or limit Executive’s duties, responsibilities, functions and authority in a manner reasonable consistent with Executive’s title. Executive acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and its Subsidiaries and Affiliates and to do no act which would, directly or indirectly, injure the Company’s (and its Subsidiaries’ and Affiliates’) business, interests or reputation. In addition, (i) Executive will use his best efforts to promote the interests, prospects and condition (financial and otherwise) and welfare of the Company and its Subsidiaries and Affiliates and shall perform his duties and responsibilities to the best of his ability in a diligent, trustworthy, businesslike and efficient manner and (ii) Executive shall comply at all times with all lawful policies and codes of conduct of the Company and its Subsidiaries and Affiliates, as such policies and codes may change from time to time, that are provided to Executive in writing (or as set forth in the employee handbook).

(b)          During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries and Affiliates. Executive may serve on the board of directors (or its equivalent) of noncompetitive, religious, civic or charitable entities without the prior written approval of the Board so long as such service is not disruptive, or does not interfere with Executive’s obligations hereunder, to the business of the Company or its Subsidiaries or Affiliates. Executive shall, if so requested by the Company, also serve without additional compensation, as an officer, director or manager of any Subsidiary or Affiliate of the Company.

(c)          During the Employment Period, Executive will travel on business of the Company to the extent reasonably required by the Company in order to perform Executive’s duties to the Company under this Agreement.

(d)          For purposes of this Agreement, (i) “Subsidiary” means, to the extent applicable from time to time, any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more subsidiaries and (ii) “Affiliate” of an entity means any other person or entity, directly or indirectly controlling, controlled by or under common control with an entity.

3.     Compensation and Benefits.

(a)          During the Employment Period, Executive’s base salary shall be $325,000 per annum or such other rate as adjusted by the Board (as increased from time to time and as increased on a calendar year basis up to 6% consistent with past company practice starting for the calendar year 2017, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices, less tax and other applicable withholdings. The Base Salary may be adjusted upward or downward by the Board in its discretion from time to time; provided, however, that any reduction in the Base Salary must be proportional to a reduction in the base salary of other similarly situated executive employees of the Company and, in any event, shall not be reduced by more than 10% of such Executive’s then-current Base Salary; provided, further, that no reduction in the Base Salary of Executive pursuant to this Section 3(a) shall occur prior to January 1, 2018. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s benefit programs for which senior executives of the Company are generally eligible, subject to the eligibility and participation requirements thereof.

(b)          During the Employment Period, the Company shall reimburse Executive for all reasonable travel, meal and entertainment expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses that are provided to Executive in writing (or as set forth in the employee handbook), subject to the Company’s requirements with respect to reporting and documentation of such expenses; provided that each reimbursement hereunder shall be requested in no event later than one year after Executive incurs the expense for which reimbursement is sought and paid as soon as reasonably practicable and in no event later than 30 days after Executive requests such reimbursement.

(c)          In addition to the Base Salary, beginning with respect to the 2017 fiscal year of the Company (and payable in 2018), Executive will be eligible to receive an annual bonus of up to 20% of his Base Salary, as determined by the Board, based on Executive’s performance and the Company’s achievement of certain financial, operational and performance targets and other objectives to be established on an annual basis by the Board. The bonus, if any, payable under this Section 3(c) shall be payable within 30 days following receipt of the Company’s audited financial statements for the applicable year, but in no event later than two and a half months following the end of such fiscal year, unless such payment is delayed due to an unforeseeable administrative impracticability, in which case, such bonus will be paid as soon as administratively practicable thereafter, but in no event later than the end of the subsequent calendar year; provided that Executive has not breached any provision of this Agreement or any other agreement with the Company and its Affiliates. Notwithstanding the foregoing, nothing herein shall limit Executive’s right to receive his annual bonus with respect to the Company’s 2016 fiscal year in an amount up to 20% of Executive’s 2016 Base Salary, which shall be paid consistent with the past practice of the Company, but only to the extent such amount has been accrued on the books and records of the Company as of the date hereof.

4.     Term.

(a)          The Employment Period shall end on the second anniversary of the Effective Date, but shall automatically renew on the same terms and conditions set forth herein for additional one-year periods unless the Company or Executive gives the other party written notice of its election not to renew the Employment Period at least 60 days prior to the renewal date (a “Non-Renewal Notice”); provided that (i) the Employment Period shall terminate prior to such date upon Executive’s resignation with or without Good Reason, death or Permanent Disability (as defined below) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. Executive shall give the Company at least 60 days prior written notice of any resignation.

(b)          If the Employment Period expires as a result of delivery of a Non-Renewal Notice by Executive, is terminated by the Company for Cause or is terminated pursuant to Executive’s resignation without Good Reason, the Company shall have no further obligation to Executive except for (i) Base Salary (including vacation if payable under Company policy) accrued but unpaid through the date of termination, (ii) subject to the provisions of Section 3(b), reimbursement of any expense properly incurred by Executive through the date of termination and (iii) any obligations required by applicable law (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid in accordance with applicable law and Company policy.

(c)          The Employment Period shall terminate immediately upon the death of Executive. If the Employment Period is terminated pursuant to this Section 4(c), the Company shall have no further obligation to Executive (or his estate), except for the payment of (i) the Accrued Obligations, which shall be paid in accordance with Section 4(b), (ii) a pro-rated portion of his bonus, if any, that would have been otherwise payable to Executive for the calendar year during which his death occurs, based on number of days employed or such other basis as is reasonably determined by the Board and (iii) if Executive was still employed by the Company as of the last day of any calendar year but his employment is terminated before the date of the payment of the bonus related to such calendar year, the bonus, if any, for such calendar year that otherwise would have been payable had Executive remained employed through the payment date (the payments to be made under subsections (ii) and (iii), the “Post-Termination Bonus”). Amounts payable with respect to Post-Termination Bonuses shall be calculated, approved and paid in accordance with Section 3(c). Executive’s eligibility to receive or participate in all other benefit and compensation plans, including, but not limited to, management incentive bonus, long term disability and retirement savings shall terminate as of Executive’s death.

(d)          The Company may terminate the Employment Period upon the Permanent Disability of Executive. If the Employment Period is terminated pursuant to this Section 4(d), the Company shall have no further obligation to Executive (or his estate) except for (i) the Accrued Obligations, which shall be paid in accordance with Section 4(b), (ii) the Post-Termination Bonuses, if any, which shall be paid in accordance with Section 4(c), and (iii) any applicable benefits to which Executive may be entitled under the Company’s short-term or long-term disability plans or policies, if any, in effect at the time of such termination. For purposes of this Agreement, the term “Permanent Disability” shall occur if (i) Executive is determined to be eligible for benefits under any long-term disability plan or policy of the Company in effect or (ii) it is reasonably determined that Executive would be unable to perform, with or without reasonable accommodation, by reason of physical or mental incapacity, the essential functions of his position for 90 or more consecutive days in any 120 day period or 120 days in an any 180 day period, unless otherwise required by law. The determination of whether and when a Permanent Disability has occurred shall be made by a medical professional selected by the Board with reasonable input by Executive after consultation with Executive’s treating physician.

(e)          The Company may terminate the Employment Period without Cause upon 60 days’ written notice to Executive. If the Employment Period expires (as a result of delivery of a Non-Renewal Notice by the Company) or is terminated pursuant to this Section 4(e), the Company shall have no further obligation to Executive (or his estate) except for (i) the Accrued Obligations, which shall be paid in accordance with Section 4(b), (ii) the Post-Termination Bonuses, if any, which shall be paid in accordance with Section 4(c), and (iii) the continuation of Executive’s Base Salary and group medical, dental and vision insurance for a period of twelve months beginning on the date of such termination (the “Severance Period”) (to the extent permitted under such insurance plans under applicable law and so long as Executive continues to pay the employee-portion of all such insurance premiums in connection therewith consistent with past practice; provided, however, that, for so long as Executive does not have coverage available to him under a new employer-provided medical, dental or vision insurance, to the extent the continuation of Executive’s group medical, dental and vision insurance is not permitted under such insurance plans under applicable law, the Company shall pay the cost of coverage in lieu thereof for the Severance Period) up to, and in no event in excess of, the amount it would have been responsible for prior to the discontinuation of such medical, dental or vision insurance, payable at the Company’s regular payroll intervals beginning at the first payroll date following the 60th day following the date of termination of the Employment Period (which first payment shall include the portion applicable to the entire payroll period since such date of termination) (the “Salary and Benefit Continuation”); provided that Executive’s right to receive the Salary and Benefit Continuation is subject to and contingent on the Company’s receipt, at least eight days prior to the 60th day following the date of termination of the Employment Period, of a Separation Agreement and General Release in accordance with Section 4(g) which has not been revoked by Executive. Notwithstanding the foregoing, in the event that Executive breaches any of his obligations under Sections 5 through 8, in addition to any other remedies available to the Company at law or in equity, the Company shall be relieved from and shall have no obligation to pay Executive any then unpaid Salary and Benefit Continuation amounts and Post-Termination Bonuses to which Executive would otherwise have been entitled under this Section 4(e). The amounts payable pursuant to this Section 4(e) shall not be reduced by the amount of any compensation Executive receives with respect to any other employment or consulting during the Severance Period.

(f)           Executive may terminate the Employment Period for any reason with 60 days prior written notice to the Board. If the Employment Period is terminated pursuant to this Section 4(f), the Company shall have no further obligation to Executive except for Accrued Obligations, which shall be paid in accordance with Section 4(b); provided that if Executive terminates the Employment Period by delivering written notice of termination for Good Reason (as defined below) within 30 days following the date of the Company’s delivery of notice (or Executive’s discovery) of the event causing such Good Reason and the Company does not withdraw or otherwise cure such event within 30 days after receipt by the Company of such written notice, Executive’s employment shall automatically, and with no other action required by any party, terminate on the 31st day following such written notice and Executive shall then be entitled to receive (i) the Accrued Obligations, which shall be paid in accordance with Section 4(b), (ii) the Post-Termination Bonuses, if any, which shall be paid in accordance with Section 4(c), and (iii) the Salary and Benefit Continuation, paid in accordance with Section 4(e); provided, further that Executive’s right to receive the Salary and Benefit Continuation is subject to and contingent on the Company’s receipt, at least eight days prior to the 60th day following the date of termination of the Employment Period, of a Separation Agreement and General Release in accordance with Section 4(g) which has not been revoked by Executive. Notwithstanding the foregoing, in the event that Executive breaches any of his obligations under Sections 5 through 8, in addition to any other remedies available to the Company at law or in equity, the Company shall be relieved from and shall have no obligation to pay Executive any then unpaid Salary and Benefit Continuation and Post-Termination Bonuses to which Executive would otherwise have been entitled. The amounts payable pursuant to this Section 4(f) shall not be reduced by the amount of any compensation Executive receives with respect to any other employment or consulting during the Severance Period.

(g)          The obligation of the Company to pay any Salary and Benefit Continuation and Post-Termination Bonuses as a result of a termination of the Employment Period pursuant to this Section 4 shall be contingent upon Executive’s due execution and delivery to the Company of a separation agreement and general release in the form of Exhibit A attached hereto and made a part hereof, with such changes as the Company reasonably determines are appropriate to reflect changes in applicable law, or the parties mutually agree there exist changes in factual matters (the “Separation Agreement and General Release”) and Executive’s non-revocation of such Separation Agreement and General Release. Such Separation Agreement and General Release shall not, however, relieve Executive of Executive’s obligation to comply with the continuing terms of this Agreement, including those arising under Sections 5 through 8.

(h)          Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, benefits (including unused vacation accruals) and other compensation hereunder which might otherwise accrue or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).

(i)           For purposes of this Agreement, “Cause” shall mean Executive has (i) committed a felony or other crime involving moral turpitude or the commission of any other act or omission involving theft, dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any clients, customers, suppliers, vendors or employees of the Company or any of its Subsidiaries, (ii) reported to work intoxicated or under the influence of illegal drugs, the use of illegal drugs (whether or not at the workplace) or other conduct causing the Company or any of its Subsidiaries or Affiliates substantial public disgrace or disrepute or economic harm, (iii) substantially and repeatedly failed to follow the policies, procedures and guidelines of the Company or any of its Subsidiaries (including with respect to sexual harassment or inappropriate relationships with other employees) or substantial and repeated failure to perform duties as reasonably directed by the Board, in each case which is not cured to the Board’s reasonable satisfaction within 30 days after written notice thereof to Executive, to the extent that such breach is capable of being cured, (iv) committed a breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or Affiliates, (v) knowingly and intentionally misstated a material fact or failed to disclose a material fact regarding the Company or any of its Subsidiaries or Affiliates to Buyer (as such term is defined in that certain Stock Purchase Agreement, dated as of the date hereof, by and among, Buyer, the selling stockholders of the Company and certain other parties thereto (the “Purchase Agreement”)) in connection with the transactions contemplated by the Purchase Agreement which could reasonably be expected to materially damage the Company’s or its Subsidiaries or their respective Affiliates’ business, financial condition, operating results, cash flow or employee, customer or supplier relations taken as a whole or constitute a material breach of the Purchase Agreement, or (vi) committed any other material breach of this Agreement which is not cured to the Board’s reasonable satisfaction within 30 days after written notice thereof to Executive, to the extent that such breach is reasonably capable of being cured.

(j)           For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with the Company and its Subsidiaries and Affiliates prior to the end of the Employment Period as a result of one or more of the following reasons: (i) the Company reduces the amount of the Base Salary (other than pursuant to Section 3(a) of this Agreement) or the aggregate value in a material respect of the employee welfare and retirement benefits provided to Executive at the commencement of the Employment Period, (ii) the Company materially reduces Executive’s employment duties, title or responsibilities, (iii) the Company changes Executive’s reporting relationship to other than the Board of Directors of the Company or Executive’s place of work to a location more than 25 miles from his present place of work or (iv) the failure of the Company to comply in any material respect with any of its obligations hereunder; provided that written notice of Executive’s resignation for Good Reason must be delivered to the Company within 30 days after the Company’s delivery of notice (or Executive’s discovery) of any such event, and Executive shall allow the Company to cure any such occurrence during the 30-day period after the Company’s receipt of such notice, and for Executive’s resignation with Good Reason shall be effective hereunder only if the Company fails to cure such occurrence within that 30-day period.

(k)          With respect only to amounts exempt from Section 409A, the Company may offset any amount Executive owes it or its Subsidiaries or Affiliates against any 409A-exempt amount it or its Subsidiaries or Affiliates owes Executive hereunder.

5.     Confidential Information.

(a)          Executive acknowledges that all Confidential Information (as defined below) obtained by him while employed by the Company or its Subsidiaries or Affiliates concerning the business or affairs of the Company or any Subsidiary or Affiliate are the property of the Company or such Subsidiary or Affiliate and constitute a protectable business interest of the Company and its Subsidiaries or Affiliates. Executive acknowledges that the Confidential Information has been generated at great effort and expense by the Company, its Subsidiaries and Affiliates and their predecessors, and has been reasonably maintained in a confidential manner by such persons and entities. Executive does not claim any rights to or lien on any Confidential Information. Executive will immediately notify the Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which the Executive becomes aware and of all details thereof. Executive shall take all reasonably appropriate steps to safeguard (including by abiding by all Company and Subsidiary policies with respect to) Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Therefore, Executive agrees that, indefinitely as to trade secrets for so long as the information remains a trade secret under applicable law and for five years as to all other Confidential Information, he shall not disclose, furnish, make available or utilize, directly or indirectly, any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination or expiration of his employment with the Company, or its Subsidiaries or Affiliates, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, computers, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Inventions (as defined below) or the business of the Company, or any of its Subsidiaries, or Affiliates which he may then possess or have under his control.

(b)          As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by Executive, applicable to or in any way related to: (i) the present or future business and assets of the Company and its Subsidiaries and Affiliates; (ii) the research and development of the Company and its Subsidiaries and Affiliates; or (iii) the business of any client, customer, supplier, vendor or other business relation of the Company and its Subsidiaries and Affiliates. Such Confidential Information includes the following property or information of the Company and its Subsidiaries and Affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers, employees and vendors. Confidential Information of the Company and its Subsidiaries and Affiliates also means all similar information disclosed to the Company and its Subsidiaries and Affiliates by third parties which is subject to confidentiality obligations. Notwithstanding the foregoing, the provisions of this Section 5 shall not apply in the following circumstances: (1) when disclosure of Confidential Information is required by law or by any court, arbitrator, mediator or administrative or legislative body; provided, that prior to such disclosure Executive shall provide to the Company and its Subsidiaries and Affiliates prompt notice of such required disclosure to enable such entities to seek a protective order or other relief, and reasonably cooperate with the such entities in connection with seeking any such order or other relief; or (2) with respect to Confidential Information that becomes generally known to the public other than due to (A) Executive’s violation of this Agreement or any other obligation or duty to the Company, its Subsidiaries or Affiliates or (B) a disclosure by a third party who owes the Company, its Subsidiaries or its Affiliates an obligation of confidence in relation to such Confidential Information.

(c)          During the term of Executive’s employment with the Company, its Subsidiaries or Affiliates, including the period following the expiration of the Employment Period, Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during his employment with the Company or any Subsidiary or Affiliate, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers or other parties, Executive shall immediately advise the Board and provide it with documents pertaining thereto. Executive represents and warrants that he is not aware of any confidential information or trade secrets of any prior employers that he will need or rely on in carrying out his duties and responsibilities hereunder.

(d)          Notwithstanding the foregoing, pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Any employee, contractor or consultant who is found to have wrongfully misappropriated trade secrets may be liable for, among other things, exemplary damages and attorneys’ fees.

6.     Inventions, Patents and Intellectual Property.

(a)          Executive covenants and agrees that all Inventions (as defined below) shall be the sole and exclusive property of the Company and its Subsidiaries.

(b)          As used in this Agreement, the term “Inventions” means any and all inventions, developments, discoveries, improvements, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyright, trademark, trade secret protection or other intellectual property right protection (in the United States or elsewhere), and whether or not reduced to practice, conceived or developed by Executive while employed with the Company, which relate to or result from the actual or anticipated business, work, research or investigation of the Company and its Subsidiaries or which are suggested by or result from any task assigned to or performed by Executive for the Company and its Subsidiaries or any of its Affiliates.

(c)          Executive acknowledges that all original works of authorship which are made by him (solely or jointly) are works made for hire under the United States Copyright Act (17 U.S.C., et seq.).

(d)          Executive agrees to promptly disclose to the Company all Inventions and all work product relating thereto. This disclosure will include complete and accurate copies of all source code, object code or machine readable copies, documentation, work notes, flow charts, diagrams, test data, reports, samples and other tangible evidence or results (collectively, “Tangible Embodiments”) of such Inventions and related work product. All Tangible Embodiments of any Invention or work product related thereto will be deemed to have been assigned to the Company (or any applicable Subsidiary) as a result of the act of expressing any Invention therein.

(e)          Executive hereby assigns to the Company (together with the right to prosecute or sue for infringements or other violations of the same) the entire worldwide right, title and interest to any such Inventions, and Executive agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist the Company in registering, recording, obtaining, maintaining, defending, enforcing and assigning Inventions or works made for hire in any and all countries. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys in fact to act for and in Executive’s behalf and instead of Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Executive. The foregoing designation and appointment shall constitute an irrevocable power of attorney and are, and are deemed by the Company and Executive to be, coupled with an interest.

(f)           Without limiting the generality of any other provision of this Section 6, Executive hereby authorizes the Company and its Subsidiaries (and their successors and assigns) to make any desired changes to any part of any Invention, to combine it with other materials in any manner desired, and to withhold Executive’s identity in connection with any distribution or use thereof alone or in combination with other materials.

(g)          This Section 6 does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company or its Subsidiaries was used and which was developed entirely on Executive’s own time, unless (1) the invention relates (a) to the business of the Company or its Subsidiaries or (b) to the Company’s or its Subsidiaries’ actual demonstrably anticipated research or development; or (2) the invention results from any work performed by Executive for the Company and its Subsidiaries.

(h)          The obligations of Executive set forth in this Section 6 (including, but not limited to, the assignment obligations) will be binding upon Executive and Executive’s executors, administrators and other representatives.

(i)           Executive represents that he has made no Inventions prior to employment by the Company and its Subsidiaries.

7.     Non-Compete, Non-Solicitation. Executive acknowledges that in the course of his employment with the Company or any of its Subsidiaries or Affiliates, or their predecessors or successors, he has been or will be given access to and has or will become familiar with their trade secrets and with other Confidential Information. If any of such Confidential Information is disclosed to or used by competitors or potential competitors, such disclosure would cause irreparable harm to the Company, and as a result, Executive and the Company desire to provide the Company with adequate protection from the unauthorized disclosure or use of such Confidential Information. In addition, the Executive acknowledges that: (i) the Company and its Subsidiaries are and will be engaged in the Business (as defined below) during the Employment Period and thereafter; (ii) Executive is one of a limited number of persons who is and will be developing the Business; (iii) the agreements and covenants contained in this Section 7 are essential to protect the Company and its Subsidiaries and the goodwill of the Business and are a condition precedent to the Company entering into this Agreement; (iv) Executive’s employment with the Company has special, unique and extraordinary value to the Company and its Subsidiaries and the Company and its Subsidiaries would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement and (v) Executive agrees that he will not challenge the reasonableness of the Noncompete Period (as defined below), the Nonsolicit Period (as defined below) and the Restricted Territories (as defined below) or the scope of coverage in any suit or proceeding regarding this Section 7, regardless of who initiates such suit or proceeding. Therefore, and in further consideration of the compensation to be paid to Executive hereunder and in connection with his employment, and to protect the Company’s and its Subsidiaries’ and Affiliates’ Confidential Information, business interests and goodwill:

(a)          Executive agrees that, during the term of his employment with the Company, its Subsidiaries or Affiliates, including employment following the expiration of termination (for any reason) of the Employment Period and for one year thereafter (the “Noncompete Period”), he shall not directly or indirectly (whether as an owner, partner, shareholder, member, agent, officer, director, manager, employee, independent contractor, consultant, or otherwise) own any interest in, manage, control, participate in, consult with, render services for, become employed by, any business competing with the businesses of the Company as of the date of Executive’s termination of employment or its Subsidiaries or Affiliates, including, without limitation, the selling, designing and executing of mobile or cross device media advertising campaigns utilizing predictive targeting, user identification and other targeting and optimization methods and the providing of solutions for cross device tracking and attribution measurement and tracking, and any other businesses as they exist or are in process during the course of Executive’s employment with the Company, its Subsidiaries or Affiliates and on the date of the termination or expiration of the Executive’s employment with the Company, its Subsidiaries or Affiliates, within any geographical area in which the Company or its Subsidiaries or Affiliates engage or have immediate plans to engage in such businesses, including in the Restricted Territories (the “Business”). “Restricted Territories” shall mean North America. Nothing contained in this Section 7(a) shall be construed to prevent Executive from investing in the stock of any corporation listed on a national securities exchange or traded in the over the counter market, but only if Executive and Executive’s associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as then in effect), collectively, do not own more than an aggregate of two percent of the stock of such corporation.

(b)          During and for a period of one year after termination of the Executive’s employment with the Company, its Subsidiaries or Affiliates, including employment following the expiration or termination (for any reason) of the Employment Period and for one year thereafter (the “Nonsolicit Period”), Executive shall not directly or indirectly (whether as an owner, partner, shareholder, member, agent, officer, director, manager, employee, independent contractor, consultant, or otherwise): (i) induce or attempt to induce any officer, employee or consultant of the Company or any of its Subsidiaries or Affiliates to leave the Company or such Subsidiary or Affiliate, (ii) hire any person who was an officer, employee or consultant of the Company at any time during the 180-day period immediately prior to the date on which such hiring would take place or any Subsidiary or Affiliate at the date of termination of the Executive’s employment with the Company, or any of its Subsidiaries or Affiliates or at any time during the 180 days immediately prior to the date of the termination of the Executive’s employment with the Company, its Subsidiaries or Affiliates (it being conclusively presumed by the parties so as to avoid any disputes under this Section 7(b) that any such hiring within such 180-day period is in violation of clause (i) above), (iii) call on, solicit or provide any products or services that compete with the products and services offered by the Company at the time to any customer, supplier, distributor, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries or Affiliates (including any Person that was a customer, supplier or other potential business relation of the Company, or any of its Subsidiaries or Affiliates at any time during the twelve-month period immediately prior to such call, solicitation or service), or induce or attempt to induce such Person to cease doing business with the Company or any of its Subsidiaries or Affiliates or (iv) in any way intentionally interfere with the relationship between any customer, supplier, distributor, licensee, licensor, franchisee, or other business relation of the Company or any of its Subsidiaries or Affiliates (including, without limitation, making any negative or disparaging statements or communications regarding the Company or any of its Subsidiaries or Affiliates).

(c)          The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its Subsidiaries or Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an executive of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. Executive acknowledges that the Company’s and its Subsidiaries’ and Affiliates’ businesses have been conducted or will soon be conducted throughout the Restricted Territories and that the geographic restrictions and time periods, as well as all other restrictions and covenants in this Section 7 are reasonable and necessary, and supported by good and valuable consideration, in order to protect a protectable interest of the Company’s, and its Subsidiaries’ and Affiliates’ businesses, and that Executive has reviewed the provisions of this Agreement with his legal counsel. In addition, during the Noncompete Period, Executive shall provide a copy of this Agreement, including, without limitation, Sections 5 through 7, to any prospective or subsequent employer or other person in connection with any employment or consulting services to be performed by Executive such that any such employer or other person is aware of and has a copy of the restrictions and other obligations, terms and conditions set forth in such sections. Executive hereby authorizes the Company at its reasonable discretion to contact any such prospective or subsequent employer or other person and inform them of this Agreement or any other applicable and relevant policy or agreement between Executive and the Company or its Affiliates or Subsidiaries that may be in effect at the time that Executive’s employment with the Company or its Affiliates or Subsidiaries ends.

(d)          If, at the time of enforcement of this Section 7, a court or arbiter shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(e)          In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, the Company (and/or its Subsidiaries or Affiliates), in addition and supplementary to other rights and remedies existing in its (or their) favor, shall be entitled to specific performance of this Section 7, including temporary, preliminary and/or permanent injunctive or other equitable relief from a court of competent jurisdiction in order to stop and/or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the restricted periods set forth in this Section 7 shall be tolled until such breach or violation has been duly cured.

8.     Executive’s Representations and Covenants.

(a)          Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

(b)          Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer and that Executive has nothing that contains any information which belongs to any former employer. If at any time during his employment with the Company or any of its Subsidiaries or Affiliates, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any non-compete or confidentiality obligations Executive may have to former employers or other parties, Executive shall immediately advise the Board and provide it with copies of any documents pertaining thereto.

(c)          During the course of Executive’s employment with the Company, or its Subsidiaries or Affiliates, and the Severance Period (or 12 months thereafter, if no Severance Period is applicable, except if terminated for Cause), Executive shall cooperate with the Company and its Subsidiaries and Affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section 8(c), the Company shall reimburse Executive for reasonable travel and other expenses (including lodging and meals, upon submission of receipts). Executive will entertain requests for cooperation after the expiration of the Severance Period so long as Executive is made whole for any lost income and expenses.

(d)          Executive acknowledges that, as an officer of the Company, Executive’s personal knowledge and understanding of the Company’s operations is a valuable asset of the Company and, in the event of Executive’s death, the Company may be harmed by the loss of such knowledge and understanding of the Company’s operations. As insurance against the Company’s potential losses resulting from the Executive’s death, Executive hereby permits the Company to purchase key man life insurance on the Executive’s life naming the Company, its Subsidiaries or Affiliates as the beneficiary. Executive further agrees, on behalf of himself and his estate, heirs, successors and assigns (collectively, the “Executive Estate”), that the Executive Estate shall have no interest in or rights to receive the benefits of, any key man life insurance policy covering the life of the Executive which is purchased by the Company, its Subsidiaries or Affiliates and names the Company, its Subsidiaries or Affiliates as the beneficiary under such policy.

9.     Survival. Sections 4 through 23 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

10.   Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, sent by telecopy or pdf attachment to email (in each case, with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address indicated below:

Notices to Executive:

As set forth in the books and records of the Company.

with a copy to (which shall not constitute notice to Executive):

McDermott Will & Emery LLP

500 North Capitol Street, N.W.

Washington, DC 20001

Attn: Tom Conaghan

Telecopy: (202) 756-8087

Email: tconaghan@mwe.com

Notices to the Company:

c/o H.I.G. Growth Partners, LLC

500 Boylston Street, 20th Floor

Boston, MA 02116

Attn:	Nik Shah

Eric Tencer

Telecopy: (617) 425-5662

Email:	nshah@higgrowth.com

etencer@higgrowth.com

with a copy to (which shall not constitute notice to the Company):

Paul Hastings LLP

71 South Wacker Drive

Suite 4500

Chicago, IL 60606

Attn: Amit Mehta

Telecopy: 312-499-6119

Email: amitmehta@paulhastings.com

or such other address or to the attention of such other person or entity as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given (i) when personally delivered or sent by telecopy or email (with hard copy to follow), (ii) one day after being sent by reputable overnight express courier (charges prepaid) or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested.

11.   Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.   Complete Agreement. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way; provided that Sections 5 through 8 shall be in addition to, and not in replacement of, any provisions covering the same or similar matters and relating to the Executive that are set forth in the Purchase Agreement, the Restrictive Covenant Agreement, dated as of the date hereof, by and among Buyer, the Company and Executive, or in any equity subscription, equity grant agreement or stockholder or operating agreement with respect to any equity interest in the Company or any of its Affiliates. From and after the Effective Date, Executive shall not be entitled to any rights or benefits, and the Company and its Subsidiaries shall have no obligations, under any prior employment agreement between Executive and the Company or any of its Subsidiaries or any other agreement relating to the subject matter hereof between Executive and the Company or any of its Subsidiaries.

13.   No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party, except as required by law.

14.   Counterparts. This Agreement may be executed in separate counterparts (including by manual telecopied or PDF signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.   Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, its Subsidiaries and Affiliates, and their respective heirs, executors, administrators, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. The Company may (a) assign any or all of its respective rights and interests hereunder to one or more of its Subsidiaries or Affiliates, (b) designate one or more of its Subsidiaries or Affiliates to perform its obligations hereunder (in any or all of which cases the Company nonetheless shall remain responsible for the performance of all of its obligations hereunder), (c) collaterally assign any or all of its respective rights and interests hereunder to one or more lenders of the Company or its Subsidiaries or Affiliates, (d) assign its rights hereunder in connection with the sale of all or substantially all of its business or assets (whether by merger, sale of stock or assets, recapitalization or otherwise) and (e) merge any of the Subsidiaries or Affiliates with or into the Company (or vice versa).

16.   Delivery by Facsimile and E-mail. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or PDF attachment to e-mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to the other party. No party hereto shall raise the use of a facsimile machine or PDF attachment to e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or PDF attachment to e-mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

17.   Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18.   Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY; PROVIDED THAT THE PARTIES HERETO AGREE THAT SUCH WAIVER SHALL NOT BE DEEMED TO CONSTITUTE A WAIVER OF ADJUDICATION BY A COURT HAVING APPROPRIATE JURISDICTION.

19.   Venue.

(a)          The Company and Executive hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of any Florida state court or federal court of the United States of America sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Company and the Executive hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such Florida state court or, to the extent permitted by law, in such federal court. The Company and the Executive irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Company and the Executive agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)          The Company and the Executive irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York state court or federal court of the United States of America sitting in New York, New York, and any appellate court from any thereof.

(c)          Notwithstanding Sections 19(a) and (b), the parties intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5 through 7 upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold such covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

20.   No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement, their respective permitted successors and assigns and other Subsidiaries and Affiliates of the Company (which other persons and members are intended third party beneficiaries hereof entitled to enforce this Agreement directly), any rights or remedies under or by reason of this Agreement.

21.   Headings. The headings and other captions in this Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Agreement,

22.   Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

23.   Section 409A.

(a)          The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (the “Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)          If any payment, compensation or other benefit provided to Executive under this Agreement in connection with Executive’s “separation from service” (within the meaning of Section 409A) is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six months plus one day after the date of termination or, if earlier, 10 business days following Executive’s death (the “New Payment Date”). The aggregate of any payments and benefits that otherwise would have been paid and/or provided to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments and/or benefits that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein, to the extent that the foregoing delay applies to the provision of any ongoing welfare benefits, Executive shall pay the full cost of premiums for such welfare benefits due and payable prior to the New Payment Date and the Company shall pay Executive an amount equal to the amount of such premiums which otherwise would have been paid by the Company during such period within five business days following its conclusion plus an amount sufficient to reimburse Executive for Executive’s state and federal income taxes on such premiums and such reimbursing tax payment.

(c)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d)          All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e)          For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within 30 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)           Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any excise tax under Section 409A on any person and neither the Company, nor its Subsidiaries or Affiliates, nor any of their employees or representatives shall have any liability to Executive with respect thereto.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, in each case, as of the date first above written.

ADTHEORENT, INC.

By:	/s/ Scott Russo
Name:	Scott Russo
Title:	Managing Partner & Chief Operations Officer

EXECUTIVE

/s/ James Lawson
James Lawson

Exhibit A

FORM OF
SEPARATION AGREEMENT AND GENERAL RELEASE1

AdTheorent, Inc., a Delaware corporation (the “Company”), and [_________] (“Executive”), hereby agree that this Separation Agreement and General Release (this “Agreement”), dated as of __________________, sets forth their complete agreement and understanding regarding the termination of Executive’s employment with the Company and is made pursuant to Section 4(g) of the Employment Agreement dated December [_], 2016 (the “Employment Agreement”), by and between Executive and the Company. Capitalized terms used herein which are not otherwise defined herein shall have the meanings assigned to such terms in the Employment Agreement regardless of whether the Employment Agreement is in force and effect.

1.          Separation Date. Executive’s employment with the Company [will terminate/terminated] effective ______________ (the “Separation Date”). Except as specifically provided below, Executive shall not be entitled to receive any benefits of employment following the Separation Date.

2.          Consideration. In consideration for the releases and covenants by Executive in this Agreement, the Company will provide Executive with the payments as set forth in Section __ of the Employment Agreement, which terms are incorporated herein.

3.          Executive Release of Rights. Except where such release is not permitted as a matter of law, Executive (defined for the purpose of this Section 3 as Executive and Executive’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) releases the Released Parties (as defined below) from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, arising or that may have arisen out of or in connection with Executive’s employment with or termination of employment from the Company or any of its Subsidiaries, from the beginning of time through the date hereof, including but not limited to claims, actions or liability under: (1) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Workers’ Adjustment and Retraining Notification, and the Employee Retirement Income Security Act of 1974, (2) any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment, and (3) the common law of any state relating to employment contracts, wrongful discharge, defamation, or any other matter; provided that, notwithstanding any provision of this Agreement to the contrary, this Agreement shall not release or in any way affect any obligations the Company or any of its Subsidiaries may have (i) to indemnify Executive as an officer, director, manager, employee or agent of Company or any of its Subsidiaries, including, without limitation, under any directors’ and officers’ liability policy maintained by Company or any of its Subsidiaries, (ii) with respect to any payment of amounts due Executive after his termination of employment under the terms (and subject to the conditions) of Section 4 of the Employment Agreement, or (iii) vested retirement benefits and insurance continuation rights. Executive also acknowledges and represents that Executive (A) has suffered no injuries or occupational diseases arising out of or in connection with his employment with the Company or any of its Subsidiaries, (B) has received all wages to which he was entitled as an employee of the Company or any of its Subsidiaries, (C) has received all leave to which he was entitled under the Family and Medical Leave Act of 1993 (the “FMLA”), if any, and (D) is not currently aware of any facts or circumstances constituting a violation of the FMLA or the Fair Labor Standards Act. Further, this Agreement is not intended to bar any claims that, by statute, may not be waived, including, without limitation, claims to unemployment insurance benefits and worker’s compensation benefits. For purposes of this Agreement, “Released Parties” shall mean each of the Company and each past or present Subsidiaries of the Company and Affiliates thereof, and each of their respective past or present members, employees, agents, insurers, attorneys, administrators, officials, directors, managers, shareholders, divisions, parents, subsidiaries, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of any of the Company’s and any of its Subsidiaries’ employee benefit plans.

1 Prior to execution, this Agreement will be modified as the Company reasonably determines appropriate to reflect changes in applicable law.

A-1

4.          Covenant Not to Sue. Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against any Released Party as to any released claim and that he has not assigned any released claim against any Released Party. Executive further promises not to initiate a lawsuit or to bring any other claim against any Released Party arising out of or related to Executive’s employment with the Company or any of its Subsidiaries or the termination of that employment. This Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or other agency or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency) or other agency; provided, that any claims by Executive and awards to Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) shall be prohibited, but this Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.

5.          Waiver of Reinstatement. Executive waives any reinstatement or future employment with the Company or any of its Subsidiaries and agrees never to apply for employment or otherwise seek to be hired, rehired, employed, re-employed, or reinstated by any of the Company or any of its Subsidiaries.

6.          No Disparagement or Encouragement of Claims. Executive agrees not to make any public statement that disparages or places any Released Party in a false or negative light (excluding any statement made pursuant to legal obligation or in connection with a charge filed with the Equal Employment Opportunity Commission (or similar state agency) or other agency or any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency) or other agency). The Company agrees not to make (and to reasonably direct its officers not to make) any public statement that disparages or places Executive in a false or negative light (excluding any statement made pursuant to legal obligation or in connection with any lawsuit or claim brought against the Executive).

A-2

7.          Non-admission/Inadmissibility. This Agreement does not constitute an admission by any party hereto that any action such party took with respect to the other party hereto was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on such party, and each party specifically denies any such wrongdoing or violation. This Agreement is entered into solely to resolve fully all matters related to or arising out of Executive’s employment with and termination from the Company and any of its Subsidiaries, and its execution, and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

8.          Severability. The provisions of this Agreement shall be severable and the invalidity of any provision shall not affect the validity of the other provisions.

9.          Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.        Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY; PROVIDED THAT THE PARTIES HERETO AGREE THAT SUCH WAIVER SHALL NOT BE DEEMED TO CONSTITUTE A WAIVER OF ADJUDICATION BY A COURT HAVING APPROPRIATE JURISDICTION.

11.        Scope of Agreement. Executive understands that he remains bound to those provisions in the Employment Agreement which survive the termination of his employment, including, without limitation, Sections __ through ____ of the Employment Agreement, and he hereby reaffirms all obligations arising under such provisions. The Employment Agreement and this Agreement contain the entire agreement and understanding between Executive and the Company concerning the matters described herein, and supersede all prior agreements, discussions, negotiations, understandings and proposals of the parties. The terms of this Agreement cannot be changed except in a subsequent document signed by both parties.

12.        Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Executive is advised to consult with an attorney before executing this Agreement.

A-3

13.        Acknowledgments/Time to Consider. Executive acknowledges and agrees that (a) Executive has read and understands the terms of this Agreement; (b) Executive has been advised to consult with an attorney before executing this Agreement; (c) Executive has obtained and considered such legal counsel as Executive deems necessary; (d) Executive has been given 21 days to consider whether or not to enter into this Agreement (although Executive may elect not to use the full 21-day period at Executive’s option); and (e) by signing this Agreement, Executive acknowledges that Executive does so freely, knowingly, and voluntarily.

14.        Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after Executive signs this Agreement. In other words, Executive may revoke Executive’s acceptance of this Agreement within seven days after the date Executive signs it. Executive’s revocation must be in writing and received by the Board of Directors of the Company, c/o ____________________, Attention: _________________, Facsimile No.: ______________, by 5:00 p.m. Eastern Time on the seventh day in order to be effective. If Executive does not revoke acceptance within the seven day period, Executive’s acceptance of this Agreement shall become binding and enforceable on the eighth day.

15.        No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person, except as required by law.

16.        Agreement as Confidential. Executive acknowledges and agrees that this Agreement and the terms hereof are confidential, and that Executive will not disclose this Agreement or the terms of this Agreement to any third party, except as compelled by a court of competent jurisdiction.

[Remainder of Page Intentionally Blank; Signature Page to Follow]

A-4

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, in each case, as of the date first above written.

ADTHEORENT, INC.

By:
Name:
Title:

EXECUTIVE

James Lawson

A-5

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment (“First Amendment”) to the Employment Agreement dated December 22, 2016, by and between AdTheorent, Inc. (“AdTheorent”) and James Lawson (“Executive”) (“Employment Agreement”) is made and entered into as January 1, 2019 (the “Effective Date”). Except as specifically modified in this First Amendment, all other terms and conditions of the Employment Agreement remain unmodified and in full force and effect. In the event of any inconsistency between the terms of the Employment Agreement and the terms of this First Amendment, the terms of this First Amendment shall prevail.

1.0	Amendment to the Employment Agreement. As of the Effective Date, the Employment Agreement is amended as follows:

A.	Section 2 (“Position and Duties”) is hereby amended to substitute “Chief Executive Officer” in place of “Managing Partner & Chief Legal Officer.”

B.	Subsection (a) of Section 3 (“Compensation and Benefits”) is hereby amended to increase Executive’s Base Salary to $425,000 per annum.

C.	Subsection (c) of Section 3 (“Compensation and Benefits”) is hereby amended and restated to read, in its entirety, as follows:

For calendar year 2019, Executive shall be eligible to participate in the Company’s 2019 Executive Incentive Compensation Policy. Executive’s target annual incentive compensation, assuming 100% achievement of applicable Company goals, shall be $175,000 (“Target Annual Incentive Compensation”). The 2019 Executive Incentive Compensation Policy shall provide weighted quarterly payments (measured Q1 – 15%; Q2 – 20%; Q3 – 30% and Q4 – 35%) based upon achievement of quarterly Company financial goals (measured by EBITDA), with an additional year-end payment to account for Company performance in excess of the annual goal.

IN WITNESS WHEREOF, AdTheorent and Executive have executed this First Amendment on the dates set forth below, to be effective as of the date set forth above.

AdTheorent, Inc.:		Executive

By:	/s/ Eric L. Tencer	By:	/s/ James Lawson

Name: Eric L. Tencer		Name: James Lawson

Title: Vice President + Secretary		Title: CEO

Date: 1/30/19		Date: 1/30/19

First Amendment	AdTheorent Proprietary & Confidential	Page 1 of 1
AdTheorent, Inc.

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This Second Amendment (“Second Amendment”) to the Employment Agreement dated December 22, 2016, by and between AdTheorent, Inc. (“AdTheorent”) and James Lawson (“Executive”), as amended by the First Amendment as of January 1, 2019 (“Employment Agreement”), is made and entered into as January 1, 2021 (the “Effective Date”). Except as specifically modified in this Second Amendment, all other terms and conditions of the Employment Agreement remain unmodified and in full force and effect. In the event of any inconsistency between the terms of the Employment Agreement and the terms of this Second Amendment, the terms of this Second Amendment shall prevail.

1.0	Amendment to the Employment Agreement. As of the Effective Date, the Employment Agreement is amended as follows:

A.	Subsection (a) of Section 3 (“Compensation and Benefits”) is hereby amended to increase Executive’s Base Salary to $450,000 per annum.

B.	Subsection (c) of Section 3 (“Compensation and Benefits”) is hereby amended and restated to read, in its entirety, as follows:

For calendar year 2021, Executive shall be eligible to participate in the Company’s 2021 Executive Incentive Compensation Policy. Executive’s target annual incentive compensation, assuming 100% achievement of applicable Company goals, shall be $240,000 (“Target Annual Incentive Compensation”). The 2021 Executive Incentive Compensation Policy shall provide weighted quarterly payments (measured Q1 – 12%; Q2 – 20%; Q3 – 21% and Q4 – 47%) based upon achievement of quarterly Company financial goals (measured by EBITDA), with an additional year-end payment to account for Company performance in excess of the annual goal.

IN WITNESS WHEREOF, AdTheorent and Executive have executed this First Amendment on the dates set forth below, to be effective as of the date set forth above.

AdTheorent, Inc.:		Executive

By:	/s/ Eric Tencer	By:	/s/ James Lawson

Name: Eric Tencer		Name: James Lawson

Title: Vice President and Secretary		Title: CEO

Date:		Date:

First Amendment	AdTheorent Proprietary & Confidential	Page 1 of 1
AdTheorent, Inc.